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                                                                    EXHIBIT 11.1

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS

                                                       Year ended December 31,
                                                       -----------------------
                                                1997          1996            1995
                                            -----------    -----------     ----------

Basic net income per share:
  Weighted-average shares outstanding         1,436,023      1,407,688      1,407,688
                                            ===========    ===========    ===========
  Net income per share                      $      1.71    $      1.57    $      1.49
                                            ===========    ===========    ===========

Diluted earnings per share:
  Weighted-average shares outstanding         1,436,023      1,407,688      1,407,688
  Dilutive warrants                             392,478        463,235        463,235
  Dilutive stock options                         52,900         41,225         42,425
  repurchased under treasury stock method      (248,815)      (365,816)      (498,678)
                                            -----------    -----------     ----------
                                              1,632,586      1,546,332      1,414,670
                                            ===========    ===========    ===========

Net income                                  $ 2,450,000    $ 2,208,000    $ 2,101,000
Diluted net income per share                $      1.50    $      1.43    $      1.49
                                            ===========    ===========    ===========